Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ami Knoefler
Director, Corporate Communications
(510) 284-6350 or (510) 284-6605

ABGENIX ANNOUNCES FIRST QUARTER 2003

 FINANCIAL RESULTS

FREMONT, Calif., April 23, 2003 — Abgenix, Inc. (NASDAQ: ABGX) today reported financial results for the first quarter ended March 31, 2003.

For the quarter ended March 31, 2003, the company reported a net loss of $33.2 million or $0.38 per share, compared to a net loss of $56.5 million or $0.65 per share for the same period in 2002.  The net loss for first quarter of 2002 included impairment charges of $34.7 million for unrealized losses on investments in common stock related to various collaborations.

Contract revenues for the first quarter of 2003 were $6.2 million compared to $11.0 million for the same quarter in 2002.  Including interest income, total revenues for the first quarter of 2003 were $9.4 million compared to $16.3 million for the same period in 2002.  Contract revenues for the quarter primarily include license fees from customers and collaborators.  Such revenues typically depend on the timing of certain events and vary from quarter to quarter.

Expenses for the first quarter of 2003 were $42.4 million compared to $72.7 million for the same quarter in 2002.  First quarter 2003 expenses include $11.6 million in costs of operating the company’s antibody production facilities, which started up in the first quarter.  These costs are expected to continue.  First quarter 2002 expenses included impairment charges of $34.7 million.

Net cash used in operating activities in the first quarter of 2003 was $33.8 million, including a reduction in accounts payable of $9.4 million, primarily due to the winding down of construction of the manufacturing plant.  In addition, purchases of property and equipment totaled $16.4 million.

Abgenix ended the first quarter with approximately $345.7 million in cash, cash equivalents and marketable securities.  In addition, Abgenix holds long-term investments, primarily equity in corporate collaborators, valued at $19.1 million.

“In the first quarter, we announced important collaborations that represent our strategy to become the partner of choice in antibody-based therapeutics,” stated Raymond Withy, Ph.D., president and chief executive officer of Abgenix.   “We are on track to achieve our goals for this year, as we continue to advance our product development programs and prudently manage our financial resources.”

Upcoming Data Presentation

Abgenix also announced that an abstract regarding the ongoing Phase 2 study of ABX-EGF as monotherapy in advanced colorectal cancer patients who have failed prior therapy has been accepted for presentation at the American Society of Oncology annual meeting in Chicago.  The poster presentation will take place on Saturday, May 31 at 1:30 p.m. CDT.

New Website Launch

In addition, Abgenix has updated its corporate website at www.abgenix.com to include new information about the company’s strategy and capabilities.  This resource includes details about Abgenix’s antibody development expertise targeting potential partners, investors and employees.

Conference Call Information

Abgenix will hold a conference call today at 4:30 p.m. EDT, 1:30 p.m. PDT, to discuss financial results.  To participate in the teleconference, please dial 800/299-0433 fifteen minutes before the conference begins. International callers should dial 617/801-9712. The pass code is 32945147. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until May 7, 2003 on the company’s website or by dialing 888/286-8010. International callers should dial 617/801-6888. The replay participant code is 4377677.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and manufacturing activities, other than statements of historical fact, and statements about its projected financial results, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF

OPERATIONS DATA

(in thousands except per share data)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Revenues:
Contract revenues	$6,156	$10,998
Interest and other income	3,195	5,271
Total revenues	9,351	16,269

Costs and Expenses:
Research and development	21,187	28,979
Manufacturing start-up costs	11,583	—
General and administrative	6,850	6,707
Amortization of intangible assets	1,815	1,807
Impairment of investments	—	34,653
Interest expense	996	574
Total costs and expenses	42,431	72,720

Net loss before income tax	$(33,080)	$(56,451)

Foreign income tax expense	84	—
Net loss	$(33,164)	$(56,451)
Basic and diluted net loss per share	$(0.38)	$(0.65)
Shares used in computing basic and diluted net loss per share	87,706	86,725

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2003	2002
	(unaudited)	*
Cash, cash equivalents and marketable securities	$345,747	$396,549
Other current assets	22,686	21,182
Total current assets	368,433	417,731
Property and equipment, net	254,920	244,419
Long-term investments	19,078	20,939
Intangible assets, net	123,871	127,129
Deposits & other assets	30,549	31,779
Total assets	$796,851	$841,997
Deferred revenue	$5,840	$3,416
Other current liabilities	20,025	32,525
Total current liabilities	25,865	35,941
Convertible subordinated notes	200,000	200,000
Deferred rent	4,944	4,417
Stockholders’ equity	566,042	601,639
Total liabilities and stockholders’ equity	$796,851	$841,997

*  Derived from the December 31, 2002 audited financial statements.